Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS JANUARY SALES,
ESTIMATES EPS FOR 2006 FOURTH QUARTER,
PROVIDES FISCAL 2007 EARNINGS GUIDANCE
AND
ANNOUNCES 25% INCREASE IN CASH DIVIDEND

     Pleasanton, California, February 8, 2007 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that sales grew 38% to $399 million for the five weeks ended February 3, 2007, from $289 million in sales for the four weeks ended January 28, 2006. The fifth week of the month added approximately $88 million in sales. Same store sales for the four weeks ended January 27, 2007 increased 2% on top of a 9% gain for the four weeks ended January 28, 2006.

     For the 14 weeks ended February 3, 2007, sales increased 14% to $1.608 billion, from $1.411 billion in sales for the 13 weeks ended January 28, 2006. Comparable store sales for the 13 weeks ended January 27, 2007 increased 1% on top of a 6% gain for the 13 weeks ended January 28, 2006.

     For the 53 weeks ended February 3, 2007, sales grew 13% to $5.570 billion, from $4.944 billion in sales for the 52 weeks ended January 28, 2006. Same store sales for the 52 weeks ended January 27, 2007 increased 4% on top of a 6% increase for the 52 weeks ended January 28, 2006.

Estimated Results for Fiscal Fourth Quarter and Full Year 2006

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Both our January and fourth quarter sales results were in line with our forecast for a 1% to 3% increase in comparable store sales. During January, the Mid-Atlantic and the Southwest were the strongest regions, while Home and Juniors were the strongest performing merchandise departments.”

     Mr. Balmuth continued, “As a result, based on these sales results and our forecast for solid improvement over the prior year in fourth quarter operating margin, we now estimate that earnings per share for the 14 and 53 week periods ended February 3, 2007 will be about $.65 to $.66 and $1.69 to $1.70, respectively. Forecasted results for the fourth quarter and 2006 fiscal year are inclusive of operating income equivalent to about $.07 per share from the 53rd week, partially offset by stock option related expenses equivalent to about $.01 to $.02 per share for the quarter and $.06 per share for the year. Earnings per share for the 13 and 52 weeks ended January 28, 2006 were $.49 and $1.36, respectively.” The Company will report final results for the fourth quarter and 2006 fiscal year ended February 3, 2007 on Wednesday, March 21, 2007.

Forecasted Earnings per Share for the 2007 First Quarter and Fiscal Year

     Looking ahead, Mr. Balmuth said, “For the 52 weeks ending February 2, 2008, we are forecasting same store sales gains of 2% to 3% and projecting earnings per share in the range of $1.85 to $1.95. For the 13 weeks ending May 5, 2007, we are targeting same store sales growth of 1% to 2% on top of a 6% gain in the prior year, and projecting that earnings per share will be in the range of $.46 to $.48, compared to $.41 in the prior year.”

     Mr. Balmuth continued, “We are planning about 90 net new store locations in 2007, for 11% to 12% unit growth, consisting of approximately 63 Ross stores and 27 dd’s DISCOUNTS® locations. Our targeted expansion in 2007 includes about 40 former Albertsons sites located across many of our top performing, established Sunbelt markets in California, Arizona, Texas, Florida, Colorado and Oklahoma. About half of these former Albertsons locations will reopen as Ross Dress for Less locations and half as dd’s DISCOUNTS stores. We are pleased to report that average sales and operating profitability across our existing 26 dd’s DISCOUNTS locations outperformed our expectations in 2006. These stronger-than-planned results give us the confidence to accelerate the growth of this promising concept into additional new Sunbelt markets that, like California, feature a range of demographics that we believe are favorable for both Ross and dd’s DISCOUNTS.”

Board Approves 25% Increase in Quarterly Dividend

      “Our strong financial position and confidence in our future growth prospects allow us to enhance stockholder returns through a continuation of our share repurchase and dividend programs,” said Mr. Balmuth. “During fiscal 2006, the Company repurchased a total of 7.1 million shares of common stock for an aggregate purchase price of $200 million. During fiscal 2007, we expect to complete the $200 million remaining under the current two-year $400 million stock repurchase authorization.”

     Mr. Balmuth continued, “In addition, our Board of Directors recently declared a 25% increase in the quarterly cash dividend to a record $.075 per common share, our 13th consecutive annual increase. The first quarterly cash dividend at this new higher rate will be paid on or about March 30, 2007 to stockholders of record as of February 23, 2007.”

     Additional recorded information concerning today’s press release and the Company’s earnings guidance for the 2007 first quarter and fiscal year can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on February 8, 2007 through 8:00 p.m. Eastern time on February 9, 2007. A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com.

     Forward-Looking Statements: This press release, the recorded comments and other material on the Company’s website contain forward-looking statements that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations. The estimated earnings per share for the fourth quarter and fiscal year ended February 3, 2007 are preliminary and subject to adjustments. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company's ability to convert certain Albertsons LLC real estate sites to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations; the Company’s ability to effectively operate its various supply chain, core merchandising and other information systems; its ability to improve its micro-merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; the Company’s ability to continue to purchase attractive brand-name merchandise at desirable discounts; the Company’s ability to identify and successfully enter new geographic markets; and the Company’s ability to attract and retain personnel with the retail talent necessary to execute its strategies. Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2005 and the Form 10-Q’s and 8-K’s for fiscal 2006. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time. The Company does not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2006 revenues of $5.6 billion. As of February 3, 2007, the Company operated 771 Ross stores and 26 dd’s DISCOUNTS locations, compared to 714 Ross stores and 20 dd’s DISCOUNTS locations at the end of fiscal 2005. Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available on the Company’s website at www.rossstores.com.

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